Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AEye, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)
	Equity	Preferred Stock, par value $0.0001 per share(1)
	Debt	Debt Securities(1)
	Other	Warrants(1)
	Other	Units (1)
	Other	Rights (1)
	Unallocated (Universal) Shelf	—	Rule 457(o)	(2)	(3)	$200,000,000	$0.00011020	$22,040
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$200,000,000	$0.00011020	$22,040
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,040

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)	AEye, Inc. (the “Registrant”) is registering hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of debt securities, such indeterminate number of shares of common stock that may be issued upon conversion of preferred stock and such indeterminate number of shares of common stock and preferred stock and principal amount of debt securities that may be issued upon exercise of warrants or pursuant to antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.